Exhibit 10.47

December 12, 2006
PERSONAL & CONFIDENTIAL
Dear Bill:
Congratulations on your new role as Senior Vice President, Financial Reporting of Sysco Corporation. We are confident that your past achievements and your professionalism will enable you to shoulder the responsibilities of your new position and rise above any challenges that may accompany it. As previously discussed, the following is a summary of your compensation and transition package:
1.	Effective January 1, 2007, your annual salary will become $500,000 and you will become a corporate employee in SYSCO’s corporate office in Houston. This new salary level also will be the amount that is used as a base for calculating the corporate portion of the bonus you may earn under the SYSCO Management Incentive Plan and for future calculations under the Supplemental Retirement Plan.

2.	Effective July 1, 2007, pending final approval by SYSCO’s Board, you will become an Executive Vice President and Chief Financial Officer of Sysco Corporation.

3.	Your Fiscal 2007 bonus will be a minimum of $340,000. Your bonus for FY07 will be based 50% on Sysco Food Services of Charlotte’s results and 50% on Sysco Corporation’s results.

4.	For Fiscal 2008, your bonus under the SYSCO Management Incentive Plan will be based 100% on the results of Sysco Corporation utilizing your new annual salary of $530,000 as Executive Vice President and Chief Financial Officer.

5.	Understanding that you will begin to relocate to Houston in January 2007, the following is the information that would take place.

SYSCO will reimburse you for the expenses incurred in moving. These reimbursements will include the cost of moving household goods and vehicles; real estate fees incurred in selling your current residence; and closing costs associated with the purchase of a new residence, including cost of credit reports, mortgage and deed taxes, recording fees and title search, title insurance, surveys (if required) and reasonable attorney’s fees. Reimbursements made directly to you will be grossed up by 35% for taxes.

6.	During your transition, we will reimburse you for up to six months rent in Houston. If unusual circumstances delay the move into your new residence, we will review the situation at the end of the six-month period, possibly extending the arrangement on a month-to-month basis. Please note that pursuant to Sarbanes-Oxley requirements, SYSCO is not allowed to loan you any money or arrange any loans for you.
Bill, I am excited about the positive changes taking place within our organization and look forward to working with you in your new role.

Sincerely,

Richard J. Schnieders
Mr. William J. Delaney
18234 River Ford Drive
Davidson, North Carolina 28036